Exhibit 99.1

Group DCA Inc. and Subsidiaries

Consolidated Financial Statements

December 31, 2009

With Independent Auditors’ Report

Group DCA Inc. and Subsidiaries
Table of Contents
December 31, 2009

Page(s)

Consolidated Financial Statements

Independent Auditors’ Report	1

Consolidated Balance Sheet	2

Consolidated Statement of Operations	3

Consolidated Statement of Stockholders’ Deficit	4

Consolidated Statement of Cash Flows	5

Notes to Consolidated Financial Statements	6-13

Independent Auditors’ Report

To the Stockholders
Group DCA, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Group DCA, Inc. and Subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Group DCA, Inc. and Subsidiaries as of December 31, 2009, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC
Morristown, New Jersey
January 18, 2011

Group DCA Inc. and Subsidiaries
Consolidated Balance Sheet
December 31, 2009

ASSETS

Current assets
Cash and cash equivalents	$110,512
Accounts receivable	5,091,526
Due from stockholder	66,881
Deferred contract costs	1,615,386
Prepaid expenses	179,038

Total current assets	7,063,343

Property and equipment, net of accumulated depreciation and amortization	980,322
Due from stockholder, net of current portion	370,019
Security deposit	140,000
Other assets	2,526

Total assets	$8,556,210

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Bank credit line	$1,175,000
Accounts payable and accrued expenses	2,808,014
Note payable - former stockholder	86,250
Deferred rent obligation	14,853
Deferred revenue	13,100,357

Total current liabilities	17,184,474

Long-term liabilities
Deferred rent obligation, net of current portion	348,541

Total liabilities	17,533,015

Stockholders' deficit
Common stock; $.0001 par value; 20,000,000 shares authorized,
10,000,000 shares issued, and 8,500,000 shares outstanding	1,000
Additional paid-in capital	282,875
Treasury stock, at cost - 1,500,000 shares	(1,150,000)
Accumulated deficit	(8,110,680)

Total stockholders' deficit	(8,976,805)

Total liabilities and stockholders' deficit	$8,556,210

The Notes to Consolidated Financial Statements are an integral part of this statement.

Group DCA Inc. and Subsidiaries
Consolidated Statement of Operations
Year Ended December 31, 2009

Net revenue	$15,981,602

Cost of revenue	10,656,538

Gross profit	5,325,064

Selling, general and administrative expenses
Salaries and employee benefits	3,458,819
Other selling, general and administrative expenses	3,052,637

Total selling, general and administrative expenses	6,511,456

Loss from operations	(1,186,392)

Other income (expenses)
Interest expense	(65,874)
Other income and expenses, net	12,598

Net other income (expenses)	(53,276)

Loss before provision for taxes	(1,239,668)

Provision for taxes	6,205

Net loss	$(1,245,873)

The Notes to Consolidated Financial Statements are an integral part of this statement.

Group DCA Inc. and Subsidiaries
Consolidated Statement of Stockholders' Deficit
Year Ended December 31, 2009

					Accumulated	Retained
	Common Stock		Additional		Other	Earnings	Total
	Shares		Paid-in	Treasury	Comprehensive	(Accumulated	Stockholders'
	Outstanding	Amount	Capital	Stock	Loss	Deficit)	Equity (Deficit)

Balance - beginning of year
as previously reported	8,500,000	$10	$475,591	$(1,150,000)	$(184,609)	$948,149	$89,141

Prior-period adjustments (See note 9)		990	(210,390)	-	184,609	(6,834,956)	(6,859,747)

Balance - beginning of year as restated	8,500,000	1,000	265,201	(1,150,000)	-	(5,886,807)	(6,770,606)

Net loss	-	-	-	-	-	(1,245,873)	(1,245,873)

Stock option based expense	-	-	17,674	-	-	-	17,674

Distributions to stockholders	-	-	-	-	-	(978,000)	(978,000)

Balance - December 31, 2009	8,500,000	$1,000	$282,875	$(1,150,000)	$-	$(8,110,680)	$(8,976,805)

The Notes to Consolidated Financial Statements are an integral part of this statement.

Group DCA Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Year Ended December 31, 2009

Cash flows from operating activities
Net loss	$(1,245,873)
Adjustment to reconcile net loss to
net cash provided by operating activities:
Depreciation and amortization	293,173
Stock option expense	17,674
Deferred rent expense	16,648
Changes in operating assets and liabilities:
Accounts receivable	(3,616,246)
Prepaid expenses	(53,057)
Deferred contract costs	(71,094)
Other assets	13,191
Accounts payable and accrued expenses	(415,867)
Deferred revenue	5,637,350

Net cash provided by operating activities	575,899

Cash flows from investing activities
Acquisition of equipment and computer software	(319,805)

Cash flows from financing activities
Repayment of note due from stockholder	55,084
Net repayment of bank credit line	(325,000)
Repayment of note payable to stockholder	(345,000)
Distributions to stockholders	(958,000)

Net cash used in financing activities	(1,572,916)

Net decrease in cash and cash equivalents	(1,316,822)

Cash and cash equivalents, beginning of year	1,427,334

Cash and cash equivalents, end of year	$110,512

Supplementary information
Cash paid during the year:
Interest paid	$65,874
Income taxes paid	$6,205

The Notes to Consolidated Financial Statements are an integral part of this statement.

Group DCA Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009

1.	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
Group DCA Inc. (the “Company”) is a Delaware corporation and has its principal place of business at 800 Lanidex Plaza, Parsippany, NJ 07054.  The Company is an e-Communications firm providing educational and marketing programs to the healthcare community on behalf of its pharmaceutical and biotechnology clients.

Graphic Details, LLC, Insight Exchange, LLC, and Park Street Research, LLC, (collectively the “Subsidiaries”) are wholly owned subsidiaries of the Company and provide specialized promotional, educational, and market research services, respectively.

Basis of Accounting
Assets and liabilities are recorded and revenues and expenses are recognized on the accrual basis of accounting.

Principles of Consolidation
The consolidated financial statements include the accounts of Group DCA, Inc. and its subsidiaries: Graphic Details, LLC, Insight Exchange, LLC and Park Street Research, LLC.  All material intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents
The Company considers all liquid investments purchased with a maturity of three months or less at acquisition to be cash equivalents.  At various times throughout the year, certain balances at a financial institution exceeded the Federal Deposit Insurance Corporation’s limit ($250,000 through December 31, 2013).  Management monitors regularly the financial condition of the banking institution, along with their balances in cash and cash equivalents and endeavors to keep this potential risk at a minimum.

Receivables and Credit Policies
Accounts receivable are uncollateralized, non interest bearing, customer obligations due under normal trade terms requiring payment ranging within 30 to 45 days from the invoice date and are stated at the amount billed to the customer.  Customer account balances with invoices dated over 90 days are considered delinquent.

Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice, or if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected.  Amounts deemed to be uncollectible by management are written off against the allowance.  Management individually reviews all accounts receivable balances that exceed 90 days from invoice date and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected.  In addition, management periodically evaluates the adequacy of the allowance based on the Company’s past experience.  As of December 31, 2009, accounts receivable were considered fully collectible, and accordingly, no allowance was established.

Group DCA Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009

Revenue Recognition
Revenue consists primarily of fees for providing promotional, research, and educational programs for clients.

Revenue from contracts associated with the delivery of a tangible product is generally recognized when such products are completed and title is passed to the customer.  Service revenue is deferred and recognized as revenue on a straight-line basis over the service period.  The service period is defined as the period of time over which the on-line marketing content is substantially delivered to the customer’s target audience. For service offerings where no contractual service period is defined within the arrangement, the Company records revenue over the estimated length of time in months of the program based on the recent historical performance of similar on-line marketing programs.

Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-25-05, (“Revenue Arrangements with Multiple Deliverables”), the Company evaluates multiple-element revenue arrangements for separate units of accounting, and follows the appropriate revenue recognition policy applicable to each separate unit.  Elements are considered separate units of accounting provided that (i) the delivered item has stand-alone value to the customer, (ii) there is objective and reliable evidence of the fair value of the delivered item, and (iii) if a general right of return exists relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially within the control of the Company.

For arrangements with multiple elements, the Company allocates net revenue to each element using vendor specific objective evidence, if it exists, and otherwise third party evidence of the fair value of the deliverables. Under arrangements involving a combination of the sale of products and the delivery of services, assuming the multiple-element criteria can be established, product sales are recognized as revenue when the products are sold and title is passed to the customer, and service revenue is recognized on a straight-line basis over the service period. If the multiple-element criteria for separate accounting cannot be established, the delivered element is combined with the undelivered element and revenue is deferred and recognized upon delivery of the undelivered element in accordance with the revenue recognition policy of the undelivered element.

While the majority of our sales transactions contain standard business terms and conditions, there are some transactions that contain non-standard business terms and conditions. As a result, significant contract interpretation is sometimes required to determine the appropriate accounting including: (1) whether an arrangement exists and what is included in the arrangement; (2) how the arrangement consideration should be allocated among the deliverables if there are multiple deliverables; (3) when to recognize net revenues on the deliverables; and (4) whether undelivered elements are essential to the functionality of delivered elements. In addition, our revenue recognition policy requires an assessment as to whether collection is probable, which inherently requires us to evaluate the creditworthiness of our customers. Changes in judgments on these assumptions and estimates could materially impact the timing of revenue recognition.

Deferred Revenue
Customers are invoiced according to agreed upon billing terms.  Contracts that are invoiced prior to performance of related services or delivery of products are recorded as deferred revenue and are not recognized as revenues until earned, in accordance with revenue recognition policies.

Deferred Contracts Costs
Direct costs related to customer contracts are deferred and recognized ratably with the respective contract revenue.

Group DCA Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009

Long-Lived Assets
9The Company periodically evaluates the net realizable value of long-lived assets, principally property and equipment, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows.  An impairment in the carrying value of an asset is recognized whenever future cash flows (undiscounted) from an asset are estimated to be less than its carrying value.  The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value.  There were no impairment losses recorded for the year ended December 31, 2009.

Property and Equipment
Property and equipment are stated at cost.  Maintenance and repairs are charged to expense as incurred.  Costs of major additions and betterments are capitalized.  Depreciation and amortization are computed on the straight-line basis over the estimated useful lives of the assets ranging from 3 to 7 years.  The cost of leasehold improvements is amortized on a straight-line basis over the lesser of the estimated lives of the assets or the term of the related lease.

Internal Use Software
Costs incurred in developing or obtaining computer software are capitalized and amortized over the assets’ estimated useful lives ranging from three to five years.  The Company capitalized $275,804 during the year ended December 31, 2009.  Capitalized software costs are included in property and equipment in the accompanying balance sheet.

Advertising Costs
Advertising expenses are expensed as incurred.  Advertising expenses totaled $109,668 for the year ended December 31, 2009.

Shipping and Handling Costs
The Company records shipping and handling costs charged to customers as revenue and direct shipping costs incurred are included in “Cost of Revenue” in the accompanying consolidated statement of operations.

Income Taxes
The Company has elected to be taxed under subchapter “S” of the Internal Revenue Code and files with its wholly-owned single member limited liability company subsidiaries on a consolidated basis.  The stockholders of an S Corporation are taxed on their proportionate share of the Company’s taxable income.  Therefore, no provision or liability for federal income taxes has been included in the consolidated financial statements.  The elections are also valid for state purposes; however, certain states impose certain minimum taxes and fees which accounted for approximately $6,205 and are included in the provision for income taxes in the accompanying consolidated statement of operations.

Use of Estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  Significant estimates include recognition of deferred revenue, accrued liabilities, and useful lives assigned to property and equipment.  Actual results could differ from those estimates.

Group DCA Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009

Use of Estimates (continued)

The Company has recently determined that portions of certain transactions may be subject to sales tax. As part of the assessment, the Company has retained outside consultants to help determine the applicability of the various state sales tax rules, and the overall amount of the potential exposure, including the potential tax, interest and penalties, if any. The Company is currently unable to determine if it will be able recover any significant portion of such taxes from other parties to these transactions. Additionally, the Company is unaware of any amounts that may have been paid by other parties to the transactions which could potentially reduce the exposure. Accordingly, while the Company has not yet completed its assessment, based on information that is currently available, the Company has recorded a reserve of $875,000 at December 31, 2009, of which $360,000 relates to fiscal 2009 and is recorded in costs of revenue and $515,000 relates to prior fiscal years and is recorded as a correction of an error in the beginning balance of Retained Earnings (See note 9).

Fair Value Disclosures
The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, short term borrowings and debt approximate their fair values because of the relative short-term maturity of these instruments.

New Accounting Pronouncements
The Company adopted the accounting for uncertainty in income taxes recognized in an entity’s financial statements which prescribes a recognition threshold of more-likely-than-not to be sustained upon examination.  Measurement of the tax uncertainty occurs if the recognition threshold has been met.  The pronouncement, adopted on January 1, 2009, also provided guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition requirements.  This pronouncement had no effect on the Company’s financial statements upon adoption and for the year ended December 31, 2009. The Company conducts business domestically and, as a result, files Federal and State of New Jersey income tax returns.  In the normal course of business, the Company is subject to examination by taxing authorities.  The Company has no open periods relating to its Federal and State of New Jersey returns prior to the year ended December 31, 2006.

In October 2009, the FASB issued guidance on revenue recognition for multiple-deliverable revenue arrangements.  This guidance establishes a new selling price hierarchy to use when allocating the sales price of a multiple element arrangement between delivered and undelivered elements.  The standard is generally expected to result in revenue recognition for more delivered elements than under current rules.  The Company is required to adopt this standard prospectively for new or materially modified agreements entered into on or after January 1, 2011.  The Company is evaluating the impact of this guidance.

The Company is not aware of any other pronouncements, not yet adopted, that would have a material effect on its prospective financial statements.

2.     Related Party Transactions

Due from stockholder consists of an unsecured promissory note. The note is due in quarterly installments of $20,171 which includes principal and interest. The interest rate is 3.35% and the note matures December 31, 2015.  For the year ended December 31, 2009 interest income totaled $14,916 and is included in other income in the accompanying consolidated statement of operations.

In March 2007, the Company entered into a stock redemption agreement with a former stockholder.  Interest paid on this note payable amounted to $14,882 for the year ended December 31, 2009.  See Note 4 for note payable terms.

Group DCA Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009

3.     Property and Equipment

Property and equipment consist of the following:

Leasehold improvements	$304,543
Office and computer equipment	499,441
Furniture and fixtures	167,549
Computer software	485,531
Website development and domain rights	199,309
1,656,373

Less: Accumulated depreciation and amortization	676,051

Net book value	$980,322

Depreciation and amortization expense for the year ended December 31, 2009 was $293,173.

4.      Bank Credit Line and Note Payable

The Company maintains a revolving line of credit with
a financial institution with a credit limit of $1,500,000 that expires on May 31, 2011.  Interest only is payable
monthly at BBA LIBOR daily floating rate plus 4.00%
(4.23% at December 31, 2009).  The loan is secured by
the assets of the Company, secured by certain real
property of the stockholders, and personally
guaranteed by the stockholders.                                                                              $ 1,175,000

Note payable to former stockholder which is due in
quarterly installments of $86,250 maturing on
February 15, 2010. Interest is payable at 4.93%.
The note was issued pursuant to a treasury stock
acquisition and is secured by the 1,500,000 shares
of common stock purchased by the Company.                                                               86,250

Total, all current                                                                                                           $  1,261,250

The Company was in default of financial covenants with the financial institution which issues the revolving line of credit as of December 31, 2009.  Subsequent to December 31, 2009 the line of credit was paid in full as part of the acquisition of the Company by PDI, Inc. (see Note 10).

5.     Concentrations of Risk

As of December 31, 2009 the Company had a concentration of accounts receivable from four customers that accounted for approximately 12%, 12%, 16% and 28% of accounts receivable, respectively.

For the year ended December 31, 2009 the Company had a concentration of revenues from two customers that accounted for 26% and 19% of revenue.

The Company’s revenue is generated in the United States of America.  An adverse change in economic conditions in the United States of America or events or conditions that have a negative impact on spending by pharmaceutical and biotechnology companies could negatively affect the Company’s revenues and results of operations.

At December 31, 2009, the Company had a concentration of accounts payable to two vendors that accounted for approximately 62% of accounts payable.

Group DCA Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009

6.      Commitments and Contingencies

The Company leases office space under a non-cancellable operating lease agreement commencing May 1, 2007 and expiring on June 1, 2017.  The lease contains provisions for rent free periods.  The total amount of rental payments due over the lease term is being charged to rent expense on the straight line method over the term of the lease.  The cumulative difference between rent expense recorded and amount paid is credited to “deferred rent obligation” which is included under “current liabilities and long-term liabilities” in the accompanying consolidated balance sheet.  The lease agreement also includes monthly payments for utilities and escalation fees.  The minimum rental payments required by the lease are as follows:

2010                                                                    $     420,000
2011                                                                           430,500
2012                                                                           441,000
2013                                                                           451,500
2014                                                                           462,000
                      Thereafter                                                                        1,197,000

Total                                                                   $  3,402,000

Rent expense for all lease agreements for the year ended December 31, 2009 aggregated $460,785.

7.      401(K) Plan and Profit Sharing Plan

The Company has a 401(K) Plan (“Plan”) with a profit sharing feature.  Employees may contribute from 1% to 15% of their annual compensation to the Plan.  The Company contributes up to 3% of annual compensation to all employees that participate in the Plan.  The Company’s contribution to the Plan for the year ended December 31, 2009 was $118,940.

8.	Stock Option Plan

The Company has a stock option plan (the “Option Plan”) that provides for the granting of share options and shares in the Company to employees and consultants.  General awards under the Option Plan consist of a specified number of options awarded to an employee or consultant subject to the satisfaction of various vesting conditions determined and specified by the Company at the time of the award.  The Company has reserved one million shares for issuance upon exercise of options and contingent awards.  In 2009, the Company awarded 18,787 options under the Option Plan.  The options were awarded with an exercise price of $2.50 in 2009.

The exercise price of a share option is established by the Company in its discretion, but may not be less than the fair value, as determined through historical transactions or an annual valuation, of a share as of the date of grant.  Share options, subject to certain restrictions, may be exercisable for a defined period of time from the date of the grant after full vesting occurs. Upon termination of employment any unvested options are immediately cancelled and available for future grants, while vested options are exercisable for a defined period.  The vesting period for awards is to be established by the Company in its discretion on the date of grant.  The various grants vest over periods from immediate vesting up to 4 years.

Group DCA Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009

8.	Stock Option Plan (continued)

Activity with respect to options was as follows:
	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)

Outstanding balance, January 1, 2009	836,344	$1.31	5.2
Granted	18,787	2.50	10.0
Forfeited or expired	(69,167)	2.54	-

Outstanding balance, December 31, 2009	785,964	$1.34	4.1

Exercisable, December 31, 2009	697,187	$1.36	3.6

The following table summarizes additional information regarding options outstanding and exercisable at December 31, 2009:
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding at Year End	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable at Year End	Weighted Average Exercise Price
0.10 - 1.00	538,935	3.8	$0.70	460,550	$0.67
1.01 - 2.00	10,694	1.7	$2.00	10,694	$2.00
2.01 - 3.00	236,335	5.0	$2.76	225,943	$2.75

	785,964			697,187

At December 31, 2009 there were 214,036 share options for future grant.  However, the Option Plan terminated on February 8, 2010.

The exercise price of the vested options exceeded the respective fair values ascribed to the shares at December 31, 2009; thus there was no intrinsic value on vested grants at those dates. The weighted average fair value of share options granted by the Company in 2009 using the Black Scholes Valuation model, was $1.01 per option in 2009.  The following assumptions were applied in valuing the grants: (i) expected lives of 10 years, (ii) weighted average risk-free interest rates of 4.5%, (iii) a dividend yield of 0%, (iv) volatility of 50% (determined by using data of comparable publicly held companies) and (v) consideration of the option’s exercise price when compared to the fair value of the Company’s share options.

Compensation expense related to these options totaled $17,674 in 2009.  The total compensation cost related to non-vested awards not yet recognized approximates $24,547 at December 31, 2009; such amount will be recognized over the remaining vesting period of 1-3 years.

Group DCA Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009

9.	Prior-Period Adjustments

The Company’s stockholders’ deficit at January 1, 2009 has been restated to incorporate the following prior period adjustments:

			Accumulated	Retained
		Additional	Other	Earnings
	Common Stock	Paid-in	Comprehensive	(Accumulated
	Amount	Capital	Loss	Deficit)

Balance – December 31, 2008 as
previously reported	$ 10	$ 475,591	$ (184,609)	$ 948,149
To adjust bad debt expense				(200,000)

To correct revenue and associated cost of revenue in accordance with
revenue recognition policy				(6,144,747)

To correct common stock balance	990	(990)

To correct compensation expense related to stock options		(209,400)		209,400

To correct unrealized loss on privately
held entity previously recorded as
comprehensive loss			184,609	(184,609)
To accrue sales tax expense				(515,000)
Balance – December 31, 2008 as restated	$ 1,000	$ 265,201	$ -	$ (5,886,807)

10. Subsequent Events

The Company has evaluated subsequent events occurring after the balance sheet date through the date of January 18, 2011, which is the date the financial statements were available to be issued.  The following subsequent event has been included for disclosure.

Sale of the Company

On November 3, 2010, Group DCA, LLC, a Delaware limited liability company, JD & RL, Inc., a Delaware corporation (the “Seller”) and the sole member of Group DCA, LLC, Robert O. Likoff, individually and as the representative of the Seller and the stockholders of the Seller, Jack Davis, individually, and PDI, Inc., a Delaware corporation (the "Acquirer"), entered into a Membership Interest Purchase Agreement (the “Agreement”) pursuant to which the Acquirer acquired all of the issued and outstanding membership interests of Group DCA, LLC. Prior to completing the transaction, the Company converted from an S-Corp to a limited liability company, changing its legal name from Group DCA, Inc. to Group DCA, LLC. As of the acquisition date, the Acquirer had no prior material relationship with any of the parties to the Agreement. In connection with the sale of the Company, the Company’s 401(K) Plan and Profit Sharing Plan was terminated effective October 31, 2010.